THE SECURITIES REPRESENTED HEREBY MAY NOT BE TRANSFERRED UNLESS (I) SUCH SECURITIES HAVE BEEN REGISTERED FOR SALE PURSUANT TO THE SECURITIES ACT OF 1933, AS AMENDED, (II) SUCH SECURITIES MAY BE SOLD PURSUANT TO RULE 144, OR (III) THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO IT THAT SUCH TRANSFER MAY LAWFULLY BE MADE WITHOUT REGISTRATION UNDER THE SECURITIES ACT OF 1933 OR QUALIFICATION UNDER APPLICABLE STATE SECURITIES LAWS.

10% SENIOR SUBORDINATED CONVERTIBLE PROMISSORY NOTE

US $3,000,000.00	March 31, 2008

FOR VALUE RECEIVED, National Holdings Corporation, a Delaware corporation (the “Company”), hereby unconditionally promises to pay to the order of St. Cloud Capital Partners II, L.P. (the “Holder”), having an address at 10866 Wilshire Boulevard, Suite 1450, Los Angeles, CA 90024, at such address or at such other place as may be designated in writing by the Holder, or its assigns, the aggregate principal sum of THREE MILLION AND 00/100 UNITED STATES DOLLARS ($3,000,000.00) (the “Principal Amount”), together with interest on the unpaid principal balance of this Note outstanding at a rate equal to ten (10.0%) percent (computed on the basis of the actual number of days elapsed in a 365-day year) per annum and continuing on the outstanding principal until this 10% Senior Subordinated Convertible Promissory Note (the “Note”) is converted into Common Stock as provided herein or indefeasibly and irrevocably paid in full by the Company. Such interest shall be payable quarterly in arrears on the last day of March, June, September and December in each year. Subject to the other provisions of this Note, the Principal Amount of this Note and all accrued and unpaid interest hereon shall mature and become due and payable on the fourth (4th) anniversary of the date hereof (the “Stated Maturity Date”). Except as provided herein, all payments of principal and interest by the Company under this Note shall be made in United States dollars in immediately available funds to an account specified by the Holder.

1. Definitions. Unless the context otherwise requires, when used herein the following terms shall have the meaning indicated:

“Board” shall mean the Board of Directors of the Company.

“Business Day” other than a Saturday, Sunday or holiday, on which banks in New York City are open for the general transaction of business.

“Change of Control” shall mean (i) any transaction or series of related transactions (including any reorganization, merger or consolidation) that results in the transfer of 50% or more of the outstanding voting power of the Company, or (ii) a sale of all or substantially all of the assets of the Company to another person, but shall not include the Company’s proposed merger with vFinance, Inc.

“Company Mandated Conversion” shall have the meaning ascribed to such term in Section 5(b) hereof.

“Company Mandated Conversion Date” shall have the meaning ascribed to such term in Section 5(b) hereof.

“Company Mandated Conversion Notice” shall have the meaning ascribed to such term in Section 5(b) hereof.

“Common Stock” shall mean the common stock, par value $0.02 per share, of the Company.

“Company” shall have the meaning ascribed to such term in the first paragraph herein.

“Conversion Price” shall mean initially $2.00 per share, subject to adjustment as provided in Section 6.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Event of Default” shall have the meaning ascribed to such term in Section 7 herein.

“First Tranche CMC” shall have the meaning ascribed to such term in Section 5(b) hereof.

“Holder” shall have the meaning ascribed to such term in the first paragraph herein.

“Investor” shall have the meaning ascribed to such term in the Purchase Agreement.

“Market Price” as of a particular date (the “Valuation Date”) shall mean the following: (a) if the Common Stock is then listed on a national stock exchange, the closing sale price of the Common Stock on such exchange on the last Trading Day prior to the Valuation Date, provided that if such security has not traded in the prior ten (10) trading sessions, the Market Price shall be the average closing bid price of such security in the most recent ten (10) trading sessions during which such security has traded; (b) if the Common Stock is then quoted on The Nasdaq Stock Market, Inc. (“Nasdaq”), the OTC Bulletin Board (the “Bulletin Board”) or such similar exchange or association, the closing sale price of the of Common Stock on Nasdaq, the Bulletin Board or such other exchange or association on the last Trading Day prior to the Valuation Date, provided that if such security has not traded in the prior ten (10) trading sessions, the Market Price shall be the average closing price of one share of such security in the most recent ten (10) trading sessions during which such security has traded; or (c) if the Common Stock is not then listed on a national stock exchange or quoted on Nasdaq, the Bulletin Board or such other exchange or association, the fair market value of the Common Stock as of the Valuation Date, shall be determined in good faith by the Board of Directors of the Company. If the Common Stock is not then listed on a national securities exchange, the Bulletin Board or such other exchange or association, the Board of Directors of the Company shall respond promptly, in writing, to an inquiry by the Holder as to the fair market value of a share of Common Stock as determined by the Board of Directors of the Company.

“Material Adverse Effect” shall have the meaning ascribed to such term in the Purchase Agreement.

“Note” shall have the meaning ascribed to such term in the first paragraph herein.

“Optional Conversion” shall have the meaning ascribed to such term in Section 5(a) hereof.

“Optional Conversion Notice” shall have the meaning ascribed to such term in Section 5(a) hereof.

“Options” shall have the meaning ascribed to such term in Section 6 hereof.

“Other Senior Debt” shall have the meaning ascribed to such term in Section 3 hereof.

“Person” means an individual, corporation, partnership, limited liability company, trust, business trust, association, joint stock company, joint venture, sole proprietorship, unincorporated organization, governmental authority or any other form of entity not specifically listed herein.

“Prepayment Notice” shall have the meaning ascribed to such term in Section 7 hereof.

“Purchase Agreement” shall mean the Securities Purchase Agreement, dated as of March 31, 2008, and as that agreement may be amended from time to time, by and among the Company and the Investor.

“Registration Rights Agreement” shall mean the Registration Rights Agreement, dated as of March 31, 2008, and as that agreement may be amended from time to time, by and among the Company and the Investor.

“Second Tranche CMC” shall have the meaning ascribed to such term in Section 5(b) hereof.

“Senior” shall have the meaning ascribed to such term in Section 3 hereof.

“Stated Maturity Date” shall have the meaning ascribed to such term in the first paragraph herein.

“Subsidiary” of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person.

“Third Tranche CMC” shall have the meaning ascribed to such term in Section 5(b) hereof.

“Trading Day” means (i) if the relevant stock or security is listed or admitted for trading on The New York Stock Exchange, Inc. or any other national securities exchange, a day on which such exchange is open for business; (ii) if the relevant stock or security is quoted on Nasdaq, the Bulletin Board or any other system of automated dissemination of quotations of securities prices, a day on which trades may be effected through such system; or (iii) if the relevant stock or security is not listed or admitted for trading on any national securities exchange or quoted on the Nasdaq Stock Market or any other system of automated dissemination of quotation of securities prices, a day on which the relevant stock or security is traded in a regular way in the over-the-counter market and for which a closing bid and a closing asked price for such stock or security are available.

“Transaction Documents” shall have the meaning ascribed to such term in the Purchase Agreement.

2. Purchase Agreement. This Note is subject to the terms and conditions of, and entitled to the benefit of, the provisions of the Purchase Agreement. This Note is transferable and assignable to any person to whom such transfer is permissible under the Purchase Agreement and applicable law. The Company agrees to issue from time to time a replacement Note in the form hereof to facilitate such transfers and assignments. In addition, after delivery of an indemnity in form and substance reasonably satisfactory to the Company, the Company also agrees to promptly issue a replacement Note if this Note is lost, stolen, mutilated or destroyed.

3. Ranking. The indebtedness evidenced by this Note and the payment of the Principal Amount and interest thereof shall be Senior (as hereinafter defined) to, and have priority in right of payment over, all indebtedness for borrowed money of the Company, except for Other Senior Debt (as hereinafter defined). “Senior” shall be deemed to mean that, in the event of any default in the payment of the obligations represented by this Note or of any liquidation, insolvency, bankruptcy, reorganization, or similar proceedings relating to the Company, all sums payable on this Note, shall first be paid in full, with interest, if any, before any payment is made upon any other indebtedness, except for Other Senior Debt, and, in any such event, any payment or distribution of any character which shall be made in respect of any other indebtedness of the Company, except for Other Senior Debt, shall be paid over to the holder of this Note for application to the payment hereof, unless and until the obligations under this Note (which shall mean the Principal Amount and other obligations arising out of, premium, if any, interest on, and any costs and expenses payable under, this Note) shall have been paid and satisfied in full. “Other Senior Debt” shall be deemed to mean (i) those certain notes, in the aggregate principal amount of One Million ($1,000,000) Dollars dated February 22, 2007 issued to each of St. Cloud Capital Partners, L.P. ($250,000), Bedford Oaks Partners, L.P. ($250,000) and Christopher C. Dewey ($500,000), which shall rank pari passu with this Note and (ii) up to $1,000,000 of other senior indebtedness that may be incurred by the Company after the date hereof, some or all of which shall rank either pari passu with, or senior to, this Note.

4. Right of Redemption. At the option of the Company, which may be exercised upon ten (10) business days notice to the Holder (“Notice of Redemption”) at any time or from time to time commencing March 31, 2009, this Note may be redeemed in whole or in part at redemption prices as follows: (i) 125% of the Principal Amount of this Note plus accrued and unpaid interest through the date of redemption if the Notice of Redemption is delivered between March 31, 2009 and March 31, 2010, (ii) 145% of the Principal Amount of this Note plus accrued and unpaid interest through the date of redemption if the Notice of Redemption is delivered between March 31, 2010 and March 31, 2011, (iii) 165% of the Principal Amount of this Note plus accrued and unpaid interest through the date of redemption if the Notice of Redemption is delivered between March 31, 2011 and March 31, 2012. Within five (5) business days following the full payment of the redemption price, the Holder shall deliver to the Company the Note so redeemed. Holder shall do all further acts and things and execute all further documents reasonably required in the circumstances to effect the provisions of this Section 4.

5. Conversion Rights.

(a) Optional Conversion.

(i) Subject to and upon compliance with the provisions of this Note, the Holder shall have the right, at its option at any time prior to the Stated Maturity Date, to convert some or all of the Note into such number of fully paid and nonassessable shares of Common Stock as is obtained by: (a) adding (i) the Principal Amount to be converted and (ii) the amount of any accrued but unpaid interest with respect to such portion of this Note to be converted; and (b) dividing the result obtained pursuant to clause (a) above by the Conversion Price then in effect. The rights of conversion set forth in this Section 5 shall be exercised by the Holder by completing and executing the notice of conversion attached to this Note as Exhibit A (“Optional Conversion Notice”) and by surrender of this Note (or, in lieu thereof, by delivery of an appropriate lost security affidavit in the event this Note shall have been lost or destroyed) to the Company at its principal office (or such other office or agency of the Company as the Company may designate by notice in writing to the Holder), together with a statement of the name or names (with address) in which the certificate or certificates for shares of Common Stock shall be issued.

(ii) Promptly after receipt of the Optional Conversion Notice and surrender of this Note, the Company shall issue and deliver, or cause to be issued and delivered, to the Holder, registered in such name or names as the Holder may direct in writing, a certificate or certificates for the number of whole shares of Common Stock issuable upon the conversion of such portion of this Note. Such conversion shall be deemed to have been effected, and the Conversion Price shall be determined, as of the close of business on the date on which Optional Conversion Notice shall have been received by the Company and this Note shall have been surrendered as aforesaid, and at such time, the rights of the Holder shall cease with respect to the Principal Amount and accrued interest being converted, and the Person or Persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby.

(iii) No fractional shares shall be issued upon any Optional Conversion of this Note into Common Stock. If any fractional share of Common Stock would, except for the provisions of the first sentence of this Section 5(a)(iii), be delivered upon such conversion, the Company, in lieu of delivering such fractional share, shall pay to the Holder an amount in cash equal to the Market Price of such fractional share of Common Stock. In case the Principal Amount exceeds the Principal Amount being converted as set forth in the Optional Conversion Notice, the Company shall, upon such conversion, execute and deliver to the Holder, at the expense of the Company, a new Note for the Principal Amount surrendered which is not to be converted.

(b) Company Mandated Conversion.

(i) At the option of the Company, this Note shall be convertible (“Company Mandated Conversion”) into such number of fully paid and nonassessable shares of Common Stock as is obtained by: (a) adding (i) the applicable percentage (referenced below) of outstanding Principal Amount and (ii) the amount of any accrued but unpaid interest on such Principal Amount; and (b) dividing the result obtained pursuant to clause (a) above by the Conversion Price then in effect, provided, however, that the Company may only effect a Company Mandated Conversion commencing March 31, 2009 and provided further that the following conditions are satisfied:

(A) If the Company Mandated Conversion Notice (as defined below) is delivered between March 31, 2009 and March 31, 2012, thirty-three (33%) percent of the outstanding Principal Amount plus any accrued but unpaid interest shall be subject to Company Mandated Conversion (“First Tranche CMC”) if (i) the closing price of the Common Stock on the principal exchange or market on which it is then traded has equaled or exceeded 150% of the Conversion Price for the twenty two (22) consecutive Trading Days immediately prior to the Company Mandated Conversion Notice and (ii) the average daily trading volume during such trading period equals or exceeds 50,000 shares;

(B) If the Company Mandated Conversion Notice is delivered between March 31, 2010 and March 31, 2012, thirty-three (33%) percent of the initial outstanding Principal Amount plus any accrued but unpaid interest shall be subject to Company Mandated Conversion (“Second Tranche CMC”) if (i) the closing price of the Common Stock on the principal exchange or market on which it is then traded has equaled or exceeded 200% of the Conversion Price for the twenty (20) consecutive Trading Days immediately prior to the Company Mandated Conversion Notice and (ii) the average daily trading volume during such trading period equals or exceeds 40,000 shares;

(C) If the Company Mandated Conversion Notice is delivered between March 31, 2011 and March 31, 2012, thirty-four (34%) percent of the initial outstanding Principal Amount plus any accrued but unpaid interest shall be subject to Company Mandated Conversion (“Third Tranche CMC”) if (i) the closing price of the Common Stock on the principal exchange or market on which it is then traded has equaled or exceeded 250% of the Conversion Price for the twenty (20) consecutive Trading Days immediately prior to the Company Mandated Conversion Notice and (ii) the average daily trading volume during such trading period equals or exceeds 35,000 shares.

Notwithstanding the foregoing, the Company may not effectuate a Second Tranche CMC during the applicable period if the First Tranche CMC had not been previously consummated and, similarly, may not effectuate a Third Tranche CMC during the applicable period if the First Tranche CMC and Second Tranche CMC had not been previously consummated.

(ii) The Company shall provide written notice of the Company Mandated Conversion within five (5) business days following the satisfaction of the applicable conditions (“Company Mandated Conversion Notice”). The Company Mandated Conversion Notice shall include the effective date of the Company Mandated Conversion (“Company Mandated Conversion Date”). Promptly after the Company Mandated Conversion Date, the Holder of this Note shall deliver this Note (or, in lieu thereof, an appropriate lost security affidavit in the event this Note shall have been lost or destroyed) to the Company at its principal office (or such other office or agency of the Company as the Company may designate by notice in writing to the Holder), together with a statement of the name or names (with address) in which the certificate or certificates for shares of Common Stock shall be issued. Promptly following the surrender of this Note as aforesaid, the Company shall issue and deliver, or cause to be issued and delivered, to the Holder, registered in such name or names as the Holder may direct in writing, a certificate or certificates for the number of whole shares of Common Stock issuable upon the conversion of this Note. Such conversion shall be deemed to have been effected (irrespective of Holder’s cooperation with respect to the foregoing) as of the close of business on the Company Mandated Conversion Date, and at such time, the rights of the Holder shall cease with respect to the Note being converted, and the Person or Persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares represented thereby. No fractional shares shall be issued upon any Company Mandated Conversion of this Note into Common Stock. The Company, in lieu of delivering such fractional share, shall pay to the Holder an amount in cash equal to the Market Price of such fractional share of Common Stock.

6. Adjustment to Conversion Price.

(a) If the Company shall, at any time or from time to time while existing obligations under the Note remain outstanding, pay a dividend or make a distribution on its Common Stock in shares of Common Stock, subdivide its outstanding shares of Common Stock into a greater number of shares or combine its outstanding shares of Common Stock into a smaller number of shares or issue by reclassification of its outstanding shares of Common Stock any shares of its capital stock (including any such reclassification in connection with a consolidation or merger in which the Company is the continuing corporation), then the Conversion Price in effect immediately prior to the date upon which such change shall become effective, shall be adjusted by the Company so that the Holder thereafter converting this Note shall be entitled to receive the number of shares of Common Stock or other capital stock which the Holder would have received if the Note had been converted immediately prior to such event upon payment of a Conversion Price that has been adjusted to reflect a fair allocation of the economics of such event to the Holder, without regard to any conversion limitation specified in this Section 6. Such adjustments shall be made successively whenever any event listed above shall occur.

(b) If any capital reorganization, reclassification of the capital stock of the Company, consolidation or merger of the Company with another corporation in which the Company is not the survivor, or sale, transfer or other disposition of all or substantially all of the Company’s assets to another corporation shall be effected, then, as a condition of such reorganization, reclassification, consolidation, merger, sale, transfer or other disposition, lawful and adequate provision shall be made whereby the Holder shall thereafter have the right to purchase and receive upon the basis and upon the terms and conditions herein specified and in lieu of the shares of Common Stock immediately theretofore issuable upon conversion of this Note, without regard to any conversion limitation specified in Section 6, such shares of stock, securities or assets as would have been issuable or payable with respect to or in exchange for a number of shares of Common Stock equal to the number of shares of Common Stock immediately theretofore issuable upon conversion of this Note, had such reorganization, reclassification, consolidation, merger, sale, transfer or other disposition not taken place, without regard to any conversion limitation specified in Section 6, and in any such case appropriate provision shall be made with respect to the rights and interests of the Holder to the end that the provisions hereof (including, without limitation, provision for adjustment of the Conversion Price) shall thereafter be applicable, as nearly equivalent as may be practicable in relation to any shares of stock, securities or assets thereafter deliverable upon the conversion hereof. The Company shall not effect any such consolidation, merger, sale, transfer or other disposition unless prior to or simultaneously with the consummation thereof the successor corporation (if other than the Company) resulting from such consolidation or merger, or the corporation purchasing or otherwise acquiring such assets or other appropriate corporation or entity shall assume the obligation to deliver to the Holder, at the last address of the Holder appearing on the books of the Company, such shares of stock, securities or assets as, in accordance with the foregoing provisions, the Holder may be entitled to purchase, without regard to any conversion limitation specified in Section 6, and the other obligations under this Note. The provisions of this Section 6(b) shall similarly apply to successive reorganizations, reclassifications, consolidations, mergers, sales, transfers or other dispositions.

(c) In case the Company shall fix a payment date for the making of a distribution to all holders of Common Stock (including any such distribution made in connection with a consolidation or merger in which the Company is the continuing corporation) of evidences of indebtedness or assets (other than cash dividends or cash distributions payable out of consolidated earnings or earned surplus or dividends or distributions referred to in Section 6(a)), or subscription rights or warrants, the Conversion Price to be in effect after such payment date shall be determined by multiplying the Conversion Price in effect immediately prior to such payment date by a fraction, the numerator of which shall be the total number of shares of Common Stock outstanding multiplied by the Market Price of Common Stock immediately prior to such payment date, less the fair market value (as determined by the Board of Directors in good faith) of said assets or evidences of indebtedness so distributed, or of such subscription rights or Notes, and the denominator of which shall be the total number of shares of Common Stock outstanding multiplied by such Market Price immediately prior to such payment date. Such adjustment shall be made successively whenever such a payment date is fixed.

(d) An adjustment to the Conversion Price shall become effective immediately after the payment date in the case of each dividend or distribution and immediately after the effective date of each other event which requires an adjustment.

(e) In the event that, as a result of an adjustment made pursuant to this Section 6, the Holder shall become entitled to receive any shares of capital stock of the Company other than shares of Common Stock, the number of such other shares so receivable upon conversion of this Note shall be subject thereafter to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions contained in this Note.

(f) In case at any time:

(i) the Company shall declare any dividend upon its Common Stock payable in stock or make any other distribution to the holders of its Common Stock;

(ii) the Company shall offer for subscription pro rata to the holders of its Common Stock any additional shares of Common Stock; or

(iii) there shall be any capital reorganization or reclassification of the capital stock of the Company, any acquisition or a liquidation, dissolution or winding up of the Company;

then, in any one or more of said cases, the Company shall give, by delivery in person or by certified or registered mail, return receipt requested, addressed to the Holder at the address of such Holder as shown on the books of the Company, (a) at least twenty (20) Business Days’ prior written notice of the date on which the books of the Company shall close or a record shall be taken for such dividend, distribution or subscription rights or for determining rights to vote in respect of any event set forth in clause (iii) of this Section 6(f) and (b) in the case of any event set forth in clause (iii) of this Section 6(f), at least twenty (20) Business Days’ prior written notice of the date when the same shall take place. Such notice in accordance with the foregoing clause (a) shall also specify, in the case of any such dividend, distribution or subscription rights, the date on which the holders of Common Stock or such other class or series of capital stock shall be entitled thereto and such notice in accordance with the foregoing clause (b) shall also specify the date on which the holders of Common Stock and such other series or class of capital stock shall be entitled to exchange their Common Stock and other stock for securities or other property deliverable upon consummation of the applicable event set forth in clause (iii) of this Section 6(f).

(g) Upon any adjustment of the Conversion Price, then and in each such case the Company shall give prompt written notice thereof, by delivery in person or by certified or registered mail, return receipt requested, addressed to the Holder at the address of such Holder as shown on the books of the Company, which notice shall state the Conversion Price resulting from such adjustment and setting forth in reasonable detail the method upon which such calculation is based.

(h) The Company shall at all times reserve and keep available out of its authorized Common Stock, solely for the purpose of issuance upon conversion of this Note as herein provided, such number of shares of Common Stock as shall then be issuable upon the conversion of this Note. The Company covenants that all shares of Common Stock which shall be so issued shall be duly and validly issued and fully paid and nonassessable, and free from all taxes, liens and charges with respect to the issue thereof, and, without limiting the generality of the foregoing, and that the Company will from time to time take all such action as may be requisite to assure that the par value per share of the Common Stock is at all times equal to or less than the Conversion Price in effect at the time. The Company shall not take any action which results in any adjustment of the Conversion Price if the total number of shares of Common Stock issued and issuable after such action upon conversion of this Note would exceed the total number of shares of Common Stock then authorized by the Company’s Certificate of Incorporation.

(i) The issuance of certificates for shares of Common Stock upon conversion of this Note shall be made without charge to the holders thereof for any issuance tax in respect thereof, provided that the Company shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the Holder.

(j) The Company will not at any time close its transfer books against the transfer, as applicable, of this Note or of any shares of Common Stock issued or issuable upon the conversion of this Note in any manner which interferes with the timely conversion of this Note, except as may otherwise be required to comply with applicable securities laws.

7. Prepayment.

(a) Upon the occurrence of a Change of Control, this Note shall be automatically due and payable. In the event of a Change of Control or any prepayment, whether partial or in full, the Company will give the Lender not less than fifteen (15) calendar days prior written notice, and during such fifteen (15) day period, Lender shall be entitled to exercise its optional conversion feature.

(b) Upon the death of Mark Goldwasser, the Company’s President and Chief Executive Officer, or his removal from his position without the consent of Lender, the Holder shall have the right to demand immediate prepayment of this Note by delivering a written notice to the Company (“Prepayment Notice”) within thirty (30) days of its receipt of written notice of such death or removal from office. The Company shall have 120 days from the date of the Company’s receipt of the Prepayment Notice to make full prepayment of this Note.

8. Event of Default. The occurrence of any of following events shall constitute an “Event of Default” hereunder:

(a) the failure by the Company to perform or observe in any material respect any material covenant or agreement of the Company contained in the Purchase Agreement, which remains uncured for a period of five (5) business days from the date the Company is notified in writing of such default; or

(b) any representation or warranty made by the Company under any of the Transaction Documents was, when made, untrue or misleading, the result of which is reasonably likely to have a Material Adverse Effect;

(c) the failure of the Company to make any payment of principal or interest on this Note when due, whether at maturity, upon acceleration or otherwise and the continuation of such failure for a period of five (5) business days following written notice;

(d) there shall have occurred an acceleration of the stated maturity of any indebtedness for borrowed money of the Company (other than the Note) of One Hundred Thousand United States Dollars ($100,000) or more in aggregate principal amount (which acceleration is not rescinded, annulled or otherwise cured within fifteen (15) business days of receipt by the Company of notice of such acceleration);

(e) the Company makes an assignment for the benefit of creditors or admits in writing its inability to pay its debts generally as they become due; or an order, judgment or decree is entered adjudicating the Company as bankrupt or insolvent; or any order for relief with respect to the Company is entered under the Federal Bankruptcy Code or any other bankruptcy or insolvency law; or the Company petitions or applies to any tribunal for the appointment of a custodian, trustee, receiver or liquidator of the Company or of any substantial part of the assets of the Company, or commences any proceeding relating to it under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction; or any such petition or application is filed, or any such proceeding is commenced, against the Company and either (i) the Company by any act indicates its approval thereof, consents thereto or acquiescence therein or (ii) such petition application or proceeding is not dismissed within sixty (60) days; or

(f) a final, non-appealable judgment which, in the aggregate with other outstanding final judgments against the Company and its Subsidiaries, exceeds Two Hundred Thousand United States Dollars ($200,000) shall be rendered against the Company or a Subsidiary and within sixty (60) days after entry thereof, such judgment is not discharged or execution thereof stayed pending appeal, or within sixty (60) days after the expiration of such stay, such judgment is not discharged.

Upon the occurrence of any such Event of Default all unpaid principal and accrued interest under this Note shall become immediately due and payable (A) upon election of the Holder, with respect to (a), (b), (c), (d) and (f), and (B) automatically, with respect to (e). Upon the occurrence of an Event of Default, the Holder shall have the right to exercise any other right, power or remedy as may be provided herein. Upon the occurrence of an Event of Default, the rate of interest on the unpaid principal shall be increased to fourteen percent (14%), or such lower rate that is the maximum rate allowed by law, from the date of such Event Default until such unpaid principal is repaid in full.

9. Registration Rights. The Holder shall be entitled to the rights set forth under the Registration Rights Agreement to allow for the registration of the resale of the Common Stock issuable upon conversion of this Note under the Securities Act of 1933, as amended.

10. No Waiver. No delay or omission on the part of the Holder in exercising any right under this Note shall operate as a waiver of such right or of any other right of the Holder, nor shall any delay, omission or waiver on any one occasion be deemed a bar to or waiver of the same or any other right on any future occasion.

11. Amendments in Writing. None of the terms or provisions of this Note may be excluded, modified or amended except by a written instrument duly executed by the Holder and the Company expressly referring to this Note and setting forth the provision so excluded, modified or amended.

12. Waivers. The Company hereby forever waives presentment, demand, presentment for payment, protest, notice of protest, notice of dishonor of this Note and all other demands and notices in connection with the delivery, acceptance, performance and enforcement of this Note.

13. Waiver of Jury Trial. THE COMPANY HEREBY WAIVES ITS RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS NOTE OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THE COMPANY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.

14. Governing Law; Consent to Jurisdiction. This Note shall be governed by and construed under the law of the State of New York, without giving effect to the conflicts of law principles thereof. The Company and, by accepting this Note, the Holder, each irrevocably submits to the exclusive jurisdiction of the courts of the State of New York located in New York County and the United States District Court for the Southern District of New York for the purpose of any suit, action, proceeding or judgment relating to or arising out of this Note and the transactions contemplated hereby. Service of process in connection with any such suit, action or proceeding may be served on each party hereto anywhere in the world by the same methods as are specified for the giving of notices under this Note. The Company and, by accepting this Note, the Holder, each irrevocably consents to the jurisdiction of any such court in any such suit, action or proceeding and to the laying of venue in such court. The Company and, by accepting this Note, the Holder, each irrevocably waives any objection to the laying of venue of any such suit, action or proceeding brought in such courts and irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

15. Costs. If action is instituted to collect on this Note, the Company promises to pay all costs and expenses, including reasonable attorney’s fees, incurred in connection with such action.

16. Notices. All notices hereunder shall be given in writing and shall be deemed effectively given in accordance with the provisions of Section 10.4 of the Purchase Agreement.

17. Successors and Assigns. This Note shall be binding upon the successors or assigns of the Company and shall inure to the benefit of the successors and assigns of the Holder.

NATIONAL HOLDINGS CORPORATION

By:	/S/ MARK GOLDWASSER
Mark Goldwasser
President and Chief Executive Officer

EXHIBIT A

NOTICE OF CONVERSION

OF

10% SENIOR SUBORDINATED CONVERTIBLE PROMISSORY NOTE

TO: NATIONAL HOLDINGS CORPORATION

Pursuant to the 10% Senior Subordinated Convertible Promissory Note (the “Note”), attached hereto, dated March 31, 2008, issued by National Holdings Corporation, a Delaware corporation (the “Company”), to the undersigned (the “Holder”), the Holder hereby:

Irrevocably elects to convert the principal and accrued interest under the Note into the Company’s Common Stock, in the amount of ________________ Dollars ($___________)(in the event no amount is specified, the entire principal and accrued interest outstanding under the Note shall be converted);

Requests that a certificate for the Common Stock be issued in the name of undersigned, or, in the name and address of another person (the “Assignee”) are specified below provided, that, if the Conversion Shares are not covered by a registration statement effective under the Securities Act of 1933, the Assignee shall deliver a representation letter in form satisfactory to the Company:

(Name and address of person other than undersigned in
whose name Common Stock are to be registered).

Requests that, if the entire principal and accrued interest outstanding is not hereby converted into Common Stock, a new Note of like tenor for the remaining outstanding balance be issued and delivered to the undersigned at the address stated below.

Dated:
Signature

(This signature must conform in all respects to the name of the Holder as specified on the face of the Note.)

Social Security Number	Printed Name

Address: